True Leaf Files Proposals to Exit Bankruptcy and Provides Status Update

on Audited Year End Financial Statements

Vernon, BC - October 5, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("True Leaf" or the "Company") is providing an update on its restructuring process and this biweekly default status report in accordance with National Policy 12-203 - Management Cease Trade Orders ("NP 12-203").

The stay of proceedings in each of the restructuring proceedings of True Leaf and its subsidiaries expired on October 2, 2020. Prior to the expiry of the stay, True Leaf, True Leaf Cannabis Inc. ("TLC") and True Leaf Investments Corp. ("TLI") each filed a proposal to their respective creditors with the Office of Superintendent in Bankruptcy. True Leaf's proposal was filed on October 1, 2020. TLC's proposal was filed on September 23, 2020. TLI's proposal was filed on October 2, 2020.

The proposals will be presented to each of the companies' respective creditors for approval in accordance with the Bankruptcy and Insolvency Act. The proposals are being made pursuant to a refinancing transaction between the companies, Lind Asset Management XV, LLC, The Australian Special Opportunity Fund, LP, Canguard Mortgage Investment Corporation and its related acquisition entities pursuant to a term sheet between the parties dated September 11, 2020. The purpose of the proposals is to allow the Canguard Entities to acquire the assets and the shares of the companies and allow for the companies to emerge from their respective proposal proceedings.

Management Cease Trade Order Update

On September 15, 2020, the Company announced that it had applied to the British Columbia Securities Commission ("BCSC"), under NP 12-203, requesting that a temporary management cease trade order ("MCTO") be granted in respect of the anticipated late filing of the Company's annual audited financial statements, management's discussion and analysis, and officers' certificates for the year ended March 31, 2020 (collectively the "Annual Filings"). On September 16, 2020, the Company announced the MCTO had been granted. The Company continues to work with its auditor to complete its Annual Filings.

Other than as disclosed above, the Company confirms there have been no undisclosed material business developments, since its most recent news release on September 16, 2020, regarding the status of its continuous disclosure filings, that have not been otherwise disclosed by the Company by way of news release, and there has been no failure by the Company in fulfilling its stated intentions with respect to satisfying the provisions of the alternative information guidelines set out in NP 12-203.

During the MCTO, the Company confirms that it will comply with the provisions of the alternative information guidelines set out in NP 12-203 for as long as it remains in default, including the issuance of bi-weekly default status reports, each of which will be issued in the form of a news release. Further, if the Company provides any information to any of its creditors during the period in which it is in default of filing the Annual Financial Statements, the Company confirms that it will also file material change reports on SEDAR containing such information.

The MCTO prohibits the Chief Executive Officer and the Chief Financial Officer of the Company from trading in securities of the Company until the Annual Filings are filed and the MCTO is revoked but does not affect the ability of other investors to trade in the Company's securities.

About True Leaf

True Leaf Brands Inc. is a wellness company. Its True Leaf Cannabis Inc. division is a Licensed Producer and owner of True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbor protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements related to the anticipated delay in the completion of the Company's Annual Filings and the Company's ability to complete its audit and complete the Annual Filings by October 14, 2020, and statements relating to the proposed restructuring and acquisition by Canguard Entities.

Factors that could cause actual results to differ materially from those described in such forward-looking information include, but are not limited to, True Leaf may not complete its audit and file the Annual Filings as currently anticipated, or at all; True Leaf will be subject to a general cease trade order in the event that the Annual Filings are not completed and filed; and other related risks as set out in True Leaf's public documents filed on SEDAR; True Leaf may not complete its restructuring as currently contemplated or at all. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, True Leaf assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.